EXHIBIT 5.1

                                                                    May 31, 2007



Elite Pharmaceuticals Inc.
165 Ludlow Avenue
Northvale, NJ 07647

         Re:      Registration Statement on Form S-3


Gentlemen:

                  We have acted as counsel to Elite Pharmaceuticals, Inc. a Delaware corporation (the "COMPANY"), in connection with the Company's filing of the registration statement on Form S-3 (the "REGISTRATION STATEMENT"), for up to 3,186,094 shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK") consisting of (i) 957,396 shares of Common Stock (the "ISSUED SHARES"), (ii) 478,698 shares of Common Stock (the "WARRANT SHARES") issuable upon exercise of warrants to purchase Common Stock (the "WARRANTS"); and (iii) 1,750,000 shares of Common Stock (the "OPTION SHARES") issuable upon exercise of options to purchase Common Stock (the "OPTIONS").

                  We have examined such agreements, certificates and documents as we have considered necessary for purposes of this opinion. We have assumed, with your permission and without having undertaken to verify the same by independent investigation, the genuineness of all signatures (including those delivered by facsimile), the completeness and authenticity of all documents tendered to us as originals and the conformity to authentic originals of all documents submitted to us as certified, facsimile or photostatic copies, the legal capacity of natural persons, that all non-natural persons parties thereto are duly organized or incorporated, validly existing and in good standing under all applicable laws, that the parties thereto have all necessary power to enter into and perform all of their obligations thereunder, the due authorization and approval by all requisite action of the execution, delivery and performance of such documents by the parties thereto, the due execution and delivery of such documents by the parties thereto and, as to parties thereto other than the Company, that such documents constitute legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

                  We are members of the Bar of the State of New York. We are not admitted to practice law in any other jurisdiction, and express no opinion with respect to the laws of any jurisdiction other than the State of New York, the Delaware General Corporation Law, and the Federal laws of the United States of America.

                  Based upon the foregoing it is our opinion that:

                  (i) the Issued Shares have been validly issued, fully paid and nonassessable;

                  (ii) the Warrant Shares when issued in accordance with the Warrants will be validly issued, fully paid and nonassessable; and

                  (iii) the Option Shares when issued in accordance with the Options will be validly issued, fully paid and nonassessable.

                  This opinion letter speaks only as of the date hereof, and we hereby expressly disclaim any duty to update any of the statements or opinions made herein.

                  We are furnishing this opinion to you in connection the registration of the Shares, and no one other than you is entitled to rely on this opinion.

                  We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours

                                              /s/ Reitler Brown & Rosenblatt LLC